Exhibit 99.3

Citizens Community Bancorp, Inc. Reports Fiscal Fourth Quarter, Twelve Month 2013 Earnings,
Financial Results
Quarterly Performance Demonstrates Year-Over-Year Earnings Growth and Asset Quality Improvement

Eau Claire, WI, November 1, 2013 – Citizens Community Bancorp, Inc. (NasdaqGM: CZWI) (the "Company"), parent company of Citizens Community Federal (the “Bank”), a financial institution offering full-service retail banking and commercial lending, today announced financial results for the year and quarter ended September 30, 2013. Citizens' results reflected year-over-year earnings growth, an increase in non-interest income and improved asset quality. For the year ended, September 30, 2013, net income was $1.0 million or $0.20 per diluted share, compared with $206,000 or $0.04 per diluted share for the year ended September 30, 2012, a fourfold earnings improvement year over year. Net income during the fiscal fourth quarter of 2013 was $288,000 or $0.06 per diluted share, compared with net income of $205,000 or $0.04 per diluted share during the fiscal fourth quarter of 2012.

Non-performing loan balances as of September 30, 2013 decreased $1.9 million or 42.1%, during the year ended September 30, 2013 from their balances at September 30, 2012. The Bank made meaningful progress in fiscal 2013 to reduce the dollar amount of legacy non-performing loans, while continuing to reserve aggressively for loan losses. At September 30, 2013, the company's allowance for loan losses to total non-performing loans was 237.0% compared to 127.4% for the comparative period in 2012.

Non-interest income, which includes valuation losses, was $3.1 million for 2013, and $1.7 million for 2012. The Bank continues to grow non-interest income through the development of new products and services that grow and retain core deposit relationships.

Highlights

●
The increase in earnings during the fiscal fourth quarter and year ended, September 30, 2013, was primarily attributable to the increase in non-interest income, decrease in interest expense and lower provision for loan losses.

●
The Company’s provision for loan losses was $728,000 and $3.1 million for the three and twelve months ended September 30, 2013, as compared to $900,000 and $4.4 million in the prior year periods, respectively. The allowance for loan loss, as a percent of total loans, increased at September 30, 2013, to 1.40% from 1.34% at September 30, 2012.

●	Total non-interest expense was $17.5 million for the fiscal year ended, September 30, 2013, compared with $17.4 million for the fiscal year ended 2012.

●	The Company’s expanded commercial lending program generated $11.9 million in new loan growth for the fiscal twelve months of 2013.

●	Non-performing loans, as a percentage of total loans, declined from 1.05% at September 30, 2012 to 0.59% at September 30, 2013.

●
The Company grew total assets to $554.5 million at September 30, 2013 from $530.2 million at September 30, 2012, a gain of 4.6%, due primarily to an increase in commercial real estate loans, seasonal growth in consumer personal loans and an increase in investment securities.

●	Total deposits at September 30, 2013 rose to $447.4 million, up 6.0%, compared with $422.1 million at September 30, 2012, with 62% of the growth attributed to retail deposit growth.

●
The Company’s tier 1 capital to adjusted total assets ratio was 9.9% at September 30, 2013, compared with 10.2% at September 30, 2012. The Company’s total capital to risk weighted assets ratio was 16.3% at September 30, 2013, compared with 15.4% at September 30, 2012.

Edward H. Schaefer, President and CEO, stated: “Our operating results continue to demonstrate our focus on controlling expenses, managing net interest margin, introducing new profitable products and services and reducing provision for loan losses due to improved asset quality. We believe the results from these initiatives were reflected in a fourfold earnings improvement in fiscal 2013 compared to the twelve month period in 2012. We experienced loan and deposit growth, and were particularly encouraged by the traction we have gained in our commercial lending and relationship business banking. This expansion is playing an important role in expanding and diversifying the Bank's capabilities."

"Credit trends continued to be favorable. As of and during the twelve month period ended September 30, 2013, net charge-offs declined to 0.62% of average loans, nonperforming assets declined to 0.66% of total assets and loan loss reserve levels improved to 1.40% of total loans. During the year, we took action to rationalize our banking network by selling assets and closing two banking offices. Through our recent announcement of branch closings and the selective sale of assets, and the addition of a new full-service facility in Rice Lake, WI, we intend to focus resources on our most productive markets to enhance profitability, expand market share and increase stakeholder value. We intend to continue to review opportunities to enhance the Bank's productivity and efficiency."

Total deposits were $447.4 million as of September 30, 2013, compared with $422.1 million at the 2012 fiscal year end.

“Core deposits, including certificates of deposit, increased $15.8 million during fiscal 2013, as we introduced several new products to better serve our markets," explained Schaefer. "We continue to analyze our deposit portfolio mix and look for opportunities to reduce our cost of funds, including the use of FHLB borrowings and institutional deposits.”

Income Statement and Balance Sheet Overview

The Company reported total interest and dividend income of $6.1 million during the quarter ended September 30, 2013, compared with $6.5 million during the quarter ended September 30, 2012. This decrease was largely due to the reduction in higher rate loan balances between the periods. Interest expense declined to $1.3 million during the fiscal fourth quarter of 2013, compared with $1.5 million during the fiscal fourth quarter of 2012. This decline in interest expense from the prior year primarily reflected the re-pricing of higher-rate money market accounts and certificates of deposit, as well as a reduction in interest on borrowed funds.

Net interest income before provision for loan losses was $4.9 million during the fiscal fourth quarter of 2013, compared with $5.0 million during the fiscal fourth quarter of 2012, reflecting the decline in interest income noted above, which was partially offset by interest expense reduction during the fiscal fourth quarter of 2013.

Non-interest income increased to $906,000 during the quarter ended September 30, 2013, compared with $275,000 during the same period of the prior fiscal year. This reflected an increase in service charge income and a decrease in other than temporary losses from non-agency mortgage-backed securities over the comparable prior year period, offset by a net gain on the sale of available for sale securities during the fiscal fourth quarter of 2012.

Total non-interest expense increased $500,000 during the quarter ended September 30, 2013, compared with the quarter ended September 30, 2012, primarily due to a one-time settlement agreement expense reversal in 2012. Total non-interest expense, for the twelve months ended September 30, 2013, was $17.5 million, compared with $17.4 million in fiscal 2012. Schaefer explained, "Our branch realignment will allow the Bank to reorganize staffing and branch expenses to focus on core markets and pursue profitable business opportunities."

Net interest margin was 3.62% and the Bank’s net interest spread was 3.51% at September 30, 2013, compared with net interest margin of 3.94% and net interest spread of 3.81% at September 30, 2012. These changes reflect continuing economic pressure on margins in an extended low-interest rate environment. "We remain liability sensitive in the short term, which allows us to reduce our cost of funds to manage and stabilize our margin going forward." explained Schaefer.

Total loans increased $12.7 million from $422.0 million at September 30, 2012 to $434.7 million at September 30, 2013, an increase of 3.00%. The Company increased its commercial real estate loan portfolio in the last 12 months by $11.9 million and grew consumer personal loans by $19.6 million over their levels at the 2012 fiscal year end.

“This loan growth was the result of new commercial loans and purchased indirect consumer loans,” Schaefer explained. “Consumer loan demand in our local markets, generally, has remained slow, while we seek alternative sources for new loan demand from creditworthy borrowers."

The Company’s allowance for loan losses was $6.2 million at September 30, 2013, compared with $5.7 million at September 30, 2012. Non-accruing loans were $2.1 million at September 30, 2013, compared with $4.5 million at September 30, 2012. Net loans charged off for the year ended September 30, 2013 were $2.7 million, compared with $3.6 million for the same period in the prior year.

Loans 30 days or more past due were $5.6 million as of September 30, 2013, compared with $8.5 million as of September 30, 2012. As a ratio to total loans, past due loans declined to 1.28% at the 2013 fiscal year end from 1.99% as of the same date in the prior year. "We believe the consistent decline in loans falling past due in recent quarters is a positive indication of our prospects for continued asset quality improvement," noted Schaefer.

Total deposits were $447.4 million as of September 30, 2013, compared with $422.1 million at the 2012 fiscal year end.

At September 30, 2013, the bank's total capital to risk weighted assets was 16.3%, tier 1 capital to risk weighted assets was 15.0% and tier 1 capital to adjusted total assets was 9.9%. All ratios exceeded regulatory standards as of that date for a well-capitalized institution. Tangible book value per share was $10.66 per common share as of September 30, 2013.

Schaefer concluded: “Our fiscal 2013 performance demonstrated considerable progress in achieving our strategic goals, including the ability to once again pay an annual dividend. We look forward to building value for our stakeholders through increased productivity and profitable market share expansion."

About the Company

Citizens Community Federal, a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service bank based in Eau Claire, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 25 branch locations, including 17 locations in Walmart Supercenters. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; further write-downs in the Bank’s mortgage-backed securities portfolio; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2012 filed with the Securities and Exchange Commission on December 10, 2012. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this report.

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
September 30, 2013 (unaudited) and September 30, 2012 (derived from audited financial statements)
(in thousands, except share data)

	September 30, 2013	September 30, 2012
Assets
Cash and cash equivalents	$17,601	$23,259
Other interest-bearing deposits	1,988	—
Securities available for sale (at fair value)	79,695	67,111
Federal Home Loan Bank stock	3,300	3,800
Loans receivable	440,863	427,789
Allowance for loan losses	(6,180)	(5,745)
Loans receivable, net	434,683	422,044
Office properties and equipment, net	4,835	5,530
Accrued interest receivable	1,469	1,571
Intangible assets	218	274
Foreclosed and repossessed assets, net	1,028	542
Other assets	9,704	6,052
TOTAL ASSETS	$554,521	$530,183
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$447,398	$422,058
Federal Home Loan Bank advances	50,000	49,250
Other liabilities	2,938	3,772
Total liabilities	500,336	475,080
Stockholders' equity:
Common stock - 5,154,891 and 5,135,550 shares issued, respectively	51	51
Additional paid-in capital	54,116	53,969
Retained earnings	2,473	1,529
Unearned deferred compensation	(169)	(94)
Accumulated other comprehensive loss	(2,286)	(352)
Total stockholders' equity	54,185	55,103
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$554,521	$530,183

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
Three and Twelve Months Ended September 30, 2013 and 2012
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30, 2013 Unaudited	September 30, 2012 Audited	September 30, 2013 Unaudited	September 30, 2012 Audited
Interest and dividend income:
Interest and fees on loans	$5,789	$6,170	$23,201	$25,579
Interest on investments	345	372	1,374	1,506
Total interest and dividend income	6,134	6,542	24,575	27,085
Interest expense:
Interest on deposits	1,147	1,247	4,791	5,362
Interest on borrowed funds	129	247	521	1,229
Total interest expense	1,276	1,494	5,312	6,591
Net interest income	4,858	5,048	19,263	20,494
Provision for loan losses	728	900	3,143	4,440
Net interest income after provision for loan losses	4,130	4,148	16,120	16,054
Non-interest income:
Total fair value adjustments and other-than-temporary impairment	(413)	3,212	(1,412)	461
Portion of gain (loss) recognized in other comprehensive loss (before tax)	406	(3,871)	615	(1,793)
Net gains (losses) on sale of available for sale securities	—	152	552	243
Net gains (losses) on available for sale securities	(7)	(507)	(245)	(1,089)
Service charges on deposit accounts	572	402	1,820	1,529
Loan fees and service charges	152	218	768	621
Other	189	162	708	611
Total non-interest income	906	275	3,051	1,672
Non-interest expense:
Salaries and related benefits	2,379	1,902	9,068	8,502
Occupancy	629	614	2,493	2,453
Office	144	335	1,223	1,191
Data processing	421	379	1,657	1,499
Amortization of core deposit intangible	14	15	56	209
Advertising, marketing and public relations	102	43	233	190
FDIC premium assessment	104	226	522	693
Professional services	247	242	707	1,187
Other	541	320	1,530	1,435
Total non-interest expense	4,581	4,076	17,489	17,359
Income before provision for income tax	455	347	1,682	367
Provision for income taxes	167	142	635	161
Net income attributable to common stockholders	$288	$205	$1,047	$206
Per share information:
Basic earnings	$0.06	$0.04	$0.20	$0.04
Diluted earnings	$0.06	$0.04	$0.20	$0.04
Cash dividends paid	$—	$—	$0.02	$—